EXHIBIT 10.48

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement between Heckmann Corporation (“Company”) and Charles Gordon (“Executive”) is made effective on this 1st day of October 2010 (“Agreement”) Company and Executive hereby agree to the employment of Executive by Company on the following terms and conditions:

1.	Commencement and Term of Agreement

Executive’s employment under this Agreement will commence on October 1, 2010, and continue for three (3) years (the “Term”), unless earlier terminated pursuant to the provisions of this Agreement. The Term may be modified or extended by mutual agreement.

2.	Positions and Appointments

Executive shall serve as President and Chief Operating Officer of the Company and, at the Chairman or Chief Executive Officer’s election, its subsidiaries. Executive’s duties shall include, but not be limited to, those typical of the President and Chief Operating Officer of a New York Stock Exchange listed company, and such other duties as may be required by the Chairman and Chief Executive Officer or Board of Directors of the Company from time to time consistent therewith. Executive will be required to travel for business purposes.

3.	Base Salary

Company will pay Executive a base salary in cash at the rate of $300,000 per annum ($25,000 per month) from which tax and other withholdings will be deducted. Executive will be paid in installments in accordance with normal Company policy Executive’s base salary may be changed by mutual agreement at any time during the Term.

4.	Bonus and Equity Incentive Holdings

4.1	Executive shall be eligible for a bonus of up to 60% of base salary, from which tax and other withholdings will be deducted, pursuant to a plan or plans developed by you and the Chairman and approved by the Company from time to time, beginning for the calendar year 2011.

4.2	Upon your execution of this Agreement, Executive will be granted 550,000 options to purchase a share of common stock, at the fair market value thereof as defined in our equity plan. The terms of the option will be reflected in our standard grant agreement.

4.3	Thereafter on or about each anniversary of this Agreement during which you are employed as President and Chief Operating Officer, we will grant you 100,000 options on essentially the same terms (with fair market value measured at the applicable grant date), and 50,000 shares of restricted stock, which shall be governed by our equity plan and standard grant agreement.

5.	Expenses

Company shall reimburse Executive in respect of all reasonable travelling, accommodation, marketing, entertainment, and other similar out-of-pocket business expenses necessarily incurred by Executive in the performance of his duties, provided that any expense reimbursement claims are supported by relevant documentation and are made in accordance with Company’s expense or travel policies.

6.	Benefits and Vacation

Executive shall be entitled to participate in, and receive benefits as permitted by applicable law under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan including 14 paid vacation days per annum or other executive benefit plan made available by Company to its senior executives. Any such plan or benefit arrangement may be amended, modified, or terminated by Company from time to time with or without notice to Executive

7.	Termination of Employment

7.1	By Executive

Executive may seek to terminate his employment by choice without any “Good Reason” by giving the Company thirty (30) days minimum notice in writing. In such case, Executive will receive only his base salary through his final day of service.

Executive may seek to terminate his employment with “Good Reason” by giving to Company thirty (30) days notice in writing, and Company shall have sixty (60) days after said notice to cure the problem. If uncured, Executive will receive severance compensation paid in an amount equal to his most recent twelve (12) months’ base salary, plus a prorated bonus. Payments will be made at the same time as Company salary (or bonus) payments. Executive shall also remain covered by the Company’s health benefits plan for twelve (12) months (or the Company shall reimburse Executive for such costs).

“Good Reason” shall mean: (a) a material reduction or addition in Executive’s authority, duties, and executive responsibilities with the Company, or (b) a change in direct reporting to the Chairman and Chief Executive Officer, or (c) a material breach of this Agreement.

7.2	By Company

Company may seek to terminate Executive’s employment by choice without “Cause” by giving Executive not less than thirty (30) days notice in writing. In such case, Executive will receive severance compensation equal to his most recent twelve (12) months’ base salary, plus a prorated bonus. Payments will be made at the same time as Company salary (or bonus) payments. Executive shall also remain covered by the Company’s health benefits plan for twelve (12) months (or the Company shall reimburse Executive for such costs).

Company may seek to terminate Executive’s employment with “Cause” by giving Executive not less than thirty (30) days notice in writing, as well as providing Executive thirty (30) days to cure the problem. If uncured, Executive will receive only his base salary through his final day of service. “Cause” shall be deemed to exist if Executive shall at any time: (a) commit a material breach of this Agreement, or (b) be guilty of gross negligence in connection with or affecting the business or affairs of the Company, or (c) be guilty of insubordination, or (d) be convicted of, or plead no contest to, a felony criminal offense

7.3	Death and Disability

Executive’s employment will automatically terminate upon his death. Further, Company reserves the right to terminate Executive’s employment at any time during which Executive has a “Disability.” In the event of a termination of Executive’s employment due to death or Disability, Company will pay to Executive or his estate, as applicable, a severance payment equal to his most recent twelve months’ salary, payable at the same time as Company salary payments.

For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents Executive from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that Executive has incurred a Disability will be made by Company, in its sole discretion, but in consultation with a physician selected by Company and provided that such selected physician consults with Executive’s physician in addition to any examination of Executive and/or other tests on Executive that such selected physician performs or orders to be performed. Executive hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a “Disability” will be made in accordance with applicable law.

8.0	Change of Control

In the event that the Executive’s employment with Company is terminated by Company without Cause or by the Executive with Good Reason, in either case following a “Change of Control” (as defined below) then in lieu of any payments or benefits under clauses 7.1 or 7 2, as applicable, the Executive shall be entitled to receive the following payments and benefits:

(a)	within thirty (30) days, or other mutually agreed date, a payment equal to two (2) times the Executive’s annual base salary as in effect as the time of termination or immediately prior to the occurrence of the Change of Control; and

(b)	within thirty (30) days, or other mutually agreed date, a payment equal to two (2) times the Executive’s bonus for the year immediately preceding the year in which the Change of Control occurs; and

(c)	two (2) years of continued coverage under the Company’s (or its successor’s) health insurance plan at the same rates and under the same terms and conditions that are applicable to senior Executives of Company or its successor (or reimbursement therefore); and

(d)	immediate lapse of restrictions and immediate vesting respecting any restricted stock and outstanding equity incentive awards made to the Executive.

For purposes of this Agreement, “Change of Control” means a material change in Executive’s position and responsibilities combined with the earliest to occur of the following events:

(i)	the acquisition or ownership by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% the combined voting power of the outstanding voting securities of Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”) ; or

(ii)	individuals who, as of the commencement of the Executive’s employment with Company, constitute the Board of Directors of Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Company; or

(iii)	consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Company (a “Corporate Transaction”): or

(iv)	approval by the stockholders of Company of a complete liquidation or dissolution of Company

9.	Confidential Information

9.1	Executive acknowledges that, during the course of his employment with Company, he will have access to confidential business information and secrets. Executive agrees, both during the term of his employment and following its termination, that he will hold the confidential business information and secrets in the strictest confidence, and that he will not use or attempt to use or disclose any confidential information or business secrets any other person or entity without the prior written authorization of Company.

9.2	The restrictions of clause 9.1 do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which Executive is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, and which disclosure Company is unable legally to prevent.

10.	Further Obligations of Executive

10.1	Executive shall comply with all applicable rules of law, securities laws, regulations, and codes of conduct of Company in effect from time to time in relation to dealings in shares, notes, debentures, or other securities.

10.2	Executive represents that his employment with Company does not violate any prior agreement with a former employer or third party.

11.	Application of Section 409A

11.1	Notwithstanding anything contained in this Agreement to the contrary, no amount payable on account of Executive’s termination of employment which constitutes a “deferral of compensation” (“Section 409A Deferred Compensation”) within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes Section 409A Deferred Compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

11.2	To the extent that all or any portion of the Company’s payment of or reimbursement to Executive for the cost of health care coverage premiums pursuant to Sections 7 and 8 (the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company Provided Benefits would qualify for an exemption from treatment as Section 409A Deferred Compensation, then, for the duration of the applicable period during which the Company is required to provide such benefits: (a) the amount of Company-Provided Benefits furnished in any taxable year of Executive shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of Executive; (b) any right of Executive to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (c) any reimbursement for Company-Provided Benefits to which Executive is entitled shall be paid no later than the last day of Executive’s taxable year following the taxable year in which Executive’s expense for such Company-Provided Benefits was incurred.

11.3	Any equity award which constitutes Section 409A Deferred Compensation and which would vest and become payable upon a Change of Control in accordance with Section 8 shall vest in full as provided by Section 8 but shall be converted automatically at the effective time of such Change of Control into a right to receive in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or on such earlier date as provided by Sections 7 or 8) an amount or amounts equal in the aggregate to the intrinsic value of the equity award at the time of the Change of Control.

11.4	Notwithstanding any provision of this Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement solely by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the Section 409A Regulations

11.5	The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

12.	Miscellaneous

12.1	This Agreement constitutes the entire agreement and understanding between Company and Executive and supersedes any other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

12.2	This Agreement is governed by and shall be construed in accordance with the laws of the State of California, and without giving effect to conflict of law principles.

12.3	In the event the parties are unable to settle a dispute respecting this Agreement such dispute shall be referred to and finally settled by arbitration at a mutually agreed local office of the American Arbitration Association within the counties of Riverside or Los Angeles, California, in accordance with its commercial and employment Arbitration Rules then in effect, administered by a three member panel of experienced arbitrators selected by mutual agreement. The parties may offer any relevant materials in discovery under volume and timescale guidelines set by the arbitrators.

12.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

12.5	Except to the extent that applicable law requires that any specific action be taken or performed by Company’s Compensation Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction to be provided, by Company under this Agreement may be taken, performed, or provided at the direction of Company’s Chairman and Chief Executive Officer.

12.6	Any waiver by Company of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

12.7	Due to the personal nature of the services contemplated under this Agreement, this Agreement and Executive’s rights and obligations hereunder may not be assigned by Executive. Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of Company agrees to be bound by the provisions of this Agreement.

Company

By:	/s/ Richard J. Heckman	Date: 8/23/10
Name: Richard J. Heckman
Title: Chairman of the Board and CEO

Executive

By:	/s/ Charles Gordon	Date: 8/28/10
Name: Charles Gordon